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                                                                   Exhibit 10.14

                        SEPARATION AGREEMENT AND RELEASE
                        --------------------------------

I. PARTIES.
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     The parties to this Agreement and Release ("Agreement") are:

     A. William J. Post, hereinafter referred to as "Post"; and

     B. Medex, Inc., and its subsidiaries, directors, officers, agents, attorneys, past and present employees, hereinafter referred to as "Medex."

II. RECITALS.
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     A. Post has been employed by Medex and has served as an officer of Medex.

     B. Medex and Post wish to sever their employment relationship and, for valuable consideration, Post wishes to release certain claims and rights he may possess as a result of such employment relationship.

     C. Post shall be paid his final salary pay through May 31, 1996, which shall include all wages earned and unpaid through that date.

III. COVENANTS.
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     In consideration of the mutual covenants set forth herein, the parties agree as follows:

     A. Post, for himself, his heirs and assigns, does hereby forever release and discharge Medex, its directors, officers, agents, attorneys and past and present employees, from any and all causes of action, actions, judgments, liens, damages, losses, claims, contracts, liabilities and demands whatsoever including, but not limited to, any claim arising from or related to or attributable to his employment or cessation of such employment with Medex or its present or former subsidiaries, including, but not limited to, a letter of employment dated September 27, 1993, any claims Post may have under the Age Discrimination in Employment Act (as amended by the Older Worker's Benefit Protection Act), any other federal, state or local laws or regulations prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company's right to terminate its employees.

     B. Medex, for itself and its assigns, does hereby forever release and discharge Post, his heirs and assigns, from any and all causes of action, actions, judgments, liens, damages, losses, claims, contracts, liabilities and demands whatsoever including, but not limited to, any claim arising from or related to or attributable to his employment with Medex.


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     C. Post and Medex understand and expressly agree that this Agreement extends to all claims of every nature and kind, known and unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of Post or Medex and the other parties released under this Agreement occurring prior to the execution of this Agreement. The release by Post and Medex contained herein does not apply to rights or claims arising after the date of the execution of this Agreement. Post further understands and expressly agrees that his confidentiality and nondisclosure obligations to Medex are not being released hereunder and will specifically survive the termination of his employment.

     D. Medex agrees to indemnify Post against third party actions arising out of Post's performance of his duties with Medex in the same manner that Medex indemnifies current officers of the Company.

     E. Post shall keep, maintain and treat all Confidential Information of Medex as proprietary to Medex and shall not, at any time, either directly or indirectly, use any Confidential Information for his benefit or to the benefit of any other person or entity, and shall not divulge, disclose or reveal or otherwise communicate any Confidential Information to any person or entity in any manner whatsoever, except as required by law. "Confidential Information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, policy and/or procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding products and properties and any other confidential information regarding the business, operations, properties or personnel of Medex which were disclosed to or learned by Post as a result of his employment. Confidential Information shall not include any information of public knowledge or hereafter obtained through sources independent of Medex. Post warrants that from the date of his employment up to the present time he has not used or disclosed any Confidential Information, except in the performance of his duties as an employee and officer of Medex.

     F. In addition to paying Post his final salary as specified above, Post shall receive severance pay as consideration for his release of all claims and potential causes of action under the terms of this Agreement. This severance pay shall be for a period of nine (9) months beginning June 1, 1996. The total gross severance amount payable to Post shall be $116,902.00. The severance payments shall be payable semi-monthly in a gross amount equal to $6,494.59 until the expiration of nine (9) months from June 1, 1996.

     G. All amounts paid or payable hereunder shall be subject to and reduced by all withholdings and deductions required by federal, state, and local tax authorities.

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     H. Medex shall continue to pay its current share of the premiums for the health insurance for Post and his dependents, group term life insurance coverage ($50,000 death benefit) and Minnesota Mutual Split-Dollar Life Insurance Policy No.2-027-371V ($200,000 total death benefit) through the severance payment period. Post shall continue to pay his current portion of the health insurance coverage through deductions to his semi-monthly severance payments. Upon the conclusion of the severance payments, Post may elect and be responsible for the entire payment of extended health insurance coverage provided pursuant to COBRA. Post's travel and accident life insurance shall terminate as of April 30, 1996. Post shall be entitled to his vested benefits, as of May 31, 1996, provided under the Medex Employees Profit Sharing Plan and Trust and the Medex 401(k) Savings Plan, in accordance with the terms and conditions of each Plan.

     I. Post shall return all property belonging to Medex by June 4, 1996, including, but not limited to, such items as company automobile (Lexus LS 400), keys, credit cards, computers, dictaphone equipment, fax machines and related equipment, and any other company property in his possession or control. Upon termination of the lease on the automobile, the $5,000 security deposit shall belong to and be returned to Medex.

     J. Post is the holder of options entitling him to purchase Medex common shares under the Company's Option Plans as follows:

                                            NUMBER  EXERCISABLE UNTIL
                                            ------  -----------------
Administrative Incentive II                 10,000  August 31, 1996
Executive                                    6,300    June 10, 1996
                                            10,000    June 10, 1996
                                               400    June 10, 1996

     Post shall be entitled to exercise these options in accordance with the terms of the option grants, the terms of the particular option plans and in compliance with state and federal securities laws, rules and regulations.

     Post agrees to cooperate with Medex in connection with and to timely make all Securities and Exchange Commission filings required by the rules and regulations under Section 16 of the Securities and Exchange Act of 1934, as amended, and to furnish Medex copies of the same.

     K. Post and Medex expressly agree that they and each of them will keep the substance of negotiations, the terms of the settlement and this Agreement strictly confidential. Post and Medex agree that they will not disclose the substance of this Agreement to anyone for any reason whatsoever except insofar as such disclosure is made to a party's attorney, certified public accountant, or as required by state or federal law or regulation, or upon receipt of a duly issued subpoena. Additionally, Medex may



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communicate to its Board, and to persons within Medex whatever information is appropriate in connection with any legitimate business purpose required for the execution of this Agreement.

     L. Post agrees to cooperate with Medex during the course of all proceedings arising out of Medex's business about which he has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For the purposes of this Paragraph, cooperation includes, but is not limited to, Post making himself available for interviews, meetings, depositions, hearing, and/or trials without the need for subpoena or assurances by Medex, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents. However, such cooperation shall not unreasonably interfere with Post's current or future employment. Should Post's cooperation become necessary, Medex agrees to reimburse him for travel expenses and to pay his ending hourly rate if Post's cooperation is requested after completion of the severance payments. Post agrees that Medex shall be entitled to immediate preliminary and final injunctive relief to compel his cooperation as described above.

     M. Post agrees not to communicate with, or give statements or testimony to, any former or current employee of Medex, their representative (including private investigator), or any attorney of theirs or the media relating to any matter about which Post has knowledge or information as a result of his employment with Medex unless compelled to do so by lawfully-served subpoena or court order. Post also agrees to notify Medex's counsel immediately if he is compelled by subpoena or court order to appear and testify. Post agrees that Medex shall be entitled to immediate preliminary and final injunctive relief to compel his compliance with this Paragraph.

     N. Post agrees not to make any disparaging statements, comments or remarks about Medex and its agents, to any person, business enterprise or their agents. Medex agrees not to make any disparaging statements, comments or remarks about Post to any person, business enterprise or their agents.

     O. Both parties acknowledge that the other party is not waiving any right or claim which may arise after the date of this Agreement.

     P. This Agreement provides and Post acknowledges that he has received value under this Agreement beyond which he is entitled to under the policies and normal practices of Medex or pursuant to any contract with Medex.

     Q. This Agreement provides and Post acknowledges that he has been advised that he (A) CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS SEPARATION AGREEMENT AND RELEASE; (B) HAS TWENTY-ONE DAYS WITHIN WHICH TO CONSIDER SIGNING THIS SEPARATION AGREEMENT AND



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RELEASE; AND (C) MAY REVOKE THIS SEPARATION AGREEMENT AND RELEASE AT ANY TIME
BEFORE EXPIRATION OF SEVEN DAYS AFTER HE SIGNS IT, THAT THIS SEPARATION AGREEMENT AND RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN DAYS, AND THAT HE WILL NOT BEGIN TO RECEIVE THE SEVERANCE PAYMENTS UNTIL AFTER THE SEVEN DAYS EXPIRE.

     R. This Agreement supersedes, replaces and terminates all prior contracts or agreements between Post and Medex relating to Post's employment, including but not limited to, a certain letter of employment dated September 27, 1993. This Agreement sets forth the complete agreement and understanding between the parties. This Agreement may not be modified or terminated by Medex or Post unless both Medex and Post execute a subsequent, written agreement terminating or modifying this Agreement.

     S. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     T. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     BY SIGNING THIS SEPARATION AGREEMENT AND RELEASE, POST AGREES AND ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH ATTORNEY RICHARD A. BARNHART, AND POST REPRESENTS AND WARRANTS THAT HE UNDERSTANDS THE TERMS OF THIS SEPARATION AGREEMENT AND RELEASE, THAT HE HAS VOLUNTARILY ENTERED INTO THIS SEPARATION AGREEMENT AND RELEASE AND FURTHER WARRANTS THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS SEPARATION AGREEMENT AND RELEASE ARE THOSE STATED HEREIN.


Date: June 4, 1996                  /s/ William J. Post
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                                    William J. Post


                                    MEDEX, INC.

Date: June 7, 1996                  By:/s/ Bradley P. Gould
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                                    Its: President & CEO
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